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                                                                      EXHIBIT 23


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-26641, Form S-8 No. 33-34745, Form S-8 No. 33-76780, Form S-8
No. 333-00075, and Form S-8 No. 333-07091) pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc., the IMCO Recycling Inc. Amended and Restated Stock Option Plan, the IMCO Recycling Inc. 1992 Stock Option Plan, the IMCO Recycling Inc. Amended and Restated 1992 Stock Option Plan and the IMCO Recycling Inc. Annual Incentive Program, respectively, of our report dated February 1, 1999, with respect to the consolidated financial statements of IMCO Recycling Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.



                                        /s/ Ernst & Young LLP

Dallas, Texas
March 22, 1999